Exhibit 10.1

LETTER AGREEMENT

July 29, 2026

Game Your Game, Inc.
405 Waverley Street

Palo Alto, CA 94301

Re: Series A Convertible Preferred Stock

Ladies and Gentlemen:

Reference is made to the Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock (as amended, supplemented or otherwise modified from time to time, the “Certificate of Designation”) of Game Your Game, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Certificate of Designation.

Game Your Game, Inc. and Grafiti Group LLC (“Grafiti”) hereby agree as follows:

1. Status of Grafiti. Grafiti acknowledges and agrees that, as of the date of the initial issuance of shares of Series A Stock, Grafiti is (i) the sole holder of all issued and outstanding shares of Series A Stock and (ii) the Controlling Stockholder of the Company.

2. Corporation Optional Redemption. With retroactive effect as of the initial issuance date and continuing for so long as Grafiti continues to be the Controlling Stockholder of the Company, Grafiti shall not, directly or indirectly, request, demand, cause, direct or otherwise seek to require the Company or its Board of Directors to exercise or effect a redemption of the Series A Stock pursuant to the Corporation Optional Redemption provision set forth in Section 9 of the Certificate of Designation or any other provision in the Certificate of Designation.

For the avoidance of doubt, nothing in this Letter Agreement shall limit the authority of the Board of Directors, acting in accordance with its fiduciary duties and applicable law, to independently determine whether to exercise a Corporation Optional Redemption in accordance with the terms of the Certificate of Designation.

3. Waiver of Trigger Events. Notwithstanding anything to the contrary contained in the Certificate of Designation, including Section 8 thereof, Grafiti, in its capacity as the sole holder of all issued and outstanding shares of Series A Stock and Controlling Stockholder of the Company, hereby irrevocably waives until the last day of the fiscal quarter in which the Initial Listing Date occurs (the “Trigger Event Waiver Period”), the occurrence, effectiveness and application of the Trigger Event set forth in Section 8(d) of the Certificate of Designation and any and all rights, adjustments, increases, remedies or other consequences arising or resulting therefrom.

Accordingly, during the Trigger Event Waiver Period, no event, circumstance or condition that would otherwise constitute a Trigger Event under Section 8(d) of the Certificate of Designation shall be deemed to constitute or result in a Trigger Event with respect to any shares of Series A Stock, and Grafiti hereby waives any increase in the Stated Value, adjustment to the Conversion Price or other right, benefit or consequence that would otherwise arise as a result thereof.

For the avoidance of doubt, upon expiration of the Trigger Event Waiver Period, Section 8(d) of the Certificate of Designation shall thereafter apply in accordance with its terms to any event, circumstance or condition occurring after the expiration of the Trigger Event Waiver Period; provided, however, that no event, circumstance or condition occurring during the Trigger Event Waiver Period shall, following expiration of the Trigger Event Waiver Period, retroactively constitute a Trigger Event or result in any retroactive increase in the Stated Value, adjustment to the Conversion Price or other consequence under the Certificate of Designation.

4. Termination. The obligations of Grafiti under Section 2 of this Letter Agreement shall be deemed to have had effect as of June 30, 2026 and automatically terminate at such time as Grafiti ceases to be the Controlling Stockholder of the Company.

The waivers and agreements contained in Section 3 shall remain effective with respect to all events, circumstances and conditions occurring during the Trigger Event Waiver Period notwithstanding any subsequent expiration of the Trigger Event Waiver Period or any change in Grafiti’s status as a Series A Holder or Controlling Stockholder.

5. Effect of Agreement. This Letter Agreement constitutes a binding contractual undertaking and waiver by Grafiti of the rights specified herein. Except for the express waivers and agreements set forth herein, nothing in this Letter Agreement shall amend, modify or otherwise alter the Certificate of Designation, and the Certificate of Designation shall otherwise remain in full force and effect in accordance with its terms.

6. Miscellaneous. This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings and arrangements, whether written or oral, relating to the subject matter hereof. This Letter Agreement may be amended, modified or waived only by a written instrument executed by the Company and Grafiti.

This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Grafiti may not assign or otherwise transfer its rights or obligations under this Letter Agreement without the prior written consent of the Company.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than the State of Nevada.

This Letter Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered electronically shall be effective as originals.

Please acknowledge your agreement to the foregoing by executing this Letter Agreement below.

Sincerely,

GRAFITI GROUP LLC

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	General Manager

AGREED AND ACCEPTED:

GAME YOUR GAME, INC.

By:	/s/ Soumya Das
Name:	Soumya Das
Title:	Chief Executive Officer

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